UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2009

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439

(Address of principal executive offices and zip code)

(952) 947-7777

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation
Current Report on Form 8-K

ITEM 8.01. OTHER EVENTS.

On July 21, 2009, Regis Corporation (“Regis”) announced the completion of the issuance of $22,500,000 aggregate principal amount of its 5.0% convertible senior notes due 2014 and 1,725,000 shares of its common stock at $12.37 per share, which was the closing price per share on July 8, 2009, pursuant to the exercise in full by the underwriters of the over-allotment options on the previously completed convertible senior notes and common stock public offerings.  The net proceeds to Regis from the over-allotment options are approximately $42.3 million after deducting underwriting discounts and before estimated offering expenses.

With the closing of the over-allotment options, Regis issued, in the aggregate, $172,500,000 aggregate principal amount of 5.0% convertible senior notes due 2014 and 13,225,000 shares of common stock.  As previously disclosed, Regis intends to use the proceeds to repay $267 million of private placement debt of varying maturities.  The remaining proceeds will be used for general corporate purposes including the repayment of debt.

A copy of the News Release issued by Regis in connection with this Item 8.01 is attached as Exhibit 99.1 and incorporated by reference herein.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, regardless of any general incorporation language in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

99.1	Regis Corporation News Release dated July 21, 2009

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: July 22, 2009	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary

EXHIBIT INDEX

EXHIBIT NUMBER

99.1	Regis Corporation News Release dated July 21, 2009